Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary Country of Incorporation Percent Owned

STRATTEC de Mexico S.A. de C.V. Mexico 100%

STRATTEC POWER ACCESS LLC United States 100% *

ADAC-STRATTEC LLC United States 51%

* Formerly 80% owned. Effective June 30, 2023, STRATTEC acquired the remaining 20% minority interest in this entity and it became 100% owned by STARTTEC.